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                                                                    EXHIBIT 4.16

December 11, 1998


Stonehill Partners, L.P.
Stonehill Offshore Partners Limited
Stonehill International Partners, L.P.
c/o Stonehill Investment Corp.
110 E. 59th Street, 30th Floor
New York, New York 10022


Re: Warrants to Purchase Shares of Common Stock of Sunshine Mining and Refining Company

Gentlemen:

Reference is made to (i) that certain warrant dated November 24, 1997, to purchase 795,000 shares of common stock, par value $0.01 per share (?Common Stock?), of Sunshine Mining and Refining Company (the ?Company?), issued to Neuberger & Berman, LLC (?N&B?), as nominee, (ii) that certain warrant dated November 24, 1997, to purchase 480,000 shares of the Company?s Common Stock, issued to N&B, as nominee; (iii) that certain warrant dated November 24, 1997, to purchase 135,000 shares of the Company?s Common Stock, issued to N&B, as nominee; and (iv) that certain warrant dated November 24, 1997, to purchase 90,000 shares of the Company?s Common Stock, issued to N&B, as nominee (collectively, the ?Warrants?). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Warrants. Stonehill Partners, L.P., Stonehill Offshore Partners Limited and Stonehill Institutional Partners, L.P. (collectively, the ?Stonehill Parties?) collectively hold the Warrants.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is understood and agreed as follows:

         1. The Warrants are exercisable at any time or from time to time on or after the date of this letter but not later than 5:00 p.m. (New York City time) on January 31, 1999 (the ?Termination Date?).

         2. The Stock Purchase Price shall be equal to $0.49, and will not be subject to adjustment based on any adjustment to the Conversion Price of the Notes.

         3. The Stonehill Parties agree to exercise the Warrants in full and pay to the Company in immediately available funds the aggregate Stock Purchase Price in full prior to 5:00 p.m. (New York City time) on the Termination Date.

         4. At 5:01 p.m. (New York City time) on the Termination Date, the Warrants will terminate and have no further force and effect, except for the right to receive the Common Stock issuable upon exercise of the Warrants; provided that such exercise occurred prior to 5:00 p.m. (New York City time) on the Termination Date.

         5. Except as modified by this letter, all other terms of the Warrants shall remain in full force and effect.



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Stonehill Partners, L.P.
Stonehill Offshore Partners Limited
Stonehill International Partners, L.P
December 11, 1998
Page 2


         6. This letter shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to rules governing conflicts of laws.

Please execute this letter in the spaces provided below to acknowledge your agreement to and acceptance of the terms of this letter.

                                Very truly yours,

                                SUNSHINE MINING AND REFINING COMPANY


                                By:
                                   ---------------------------------
                                   Name:
                                        ----------------------------
                                   Title:
                                         ---------------------------

ACKNOWLEDGED AND ACCEPTED:

STONEHILL PARTNERS, L.P.


By:
   ----------------------------
   John Motulsky
   General Partner

STONEHILL OFFSHORE PARTNERS LIMITED

   By: STONEHILL ADVISORS, LLC,
       Its General Partner


       By:
          ---------------------------
          John Motulsky
          Managing Member

STONEHILL INSTITUTIONAL PARTNERS, L.P.


By:
   ----------------------------
   John Motulsky
   General Partner